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                                                                                            EXHIBIT 12
                                     NUI CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                 (OOO's)
<CAPTION

                                                                                        Twelve
                                          Year Ended September 30,                Months Ended
                             1989      1990      1991      1992      1993     June 30, 1994

Income from continuing
 operations before
 income taxes                $10,846   $13,857    $3,164   $18,078   $20,837    $16,686

Add:
  Interest element of
  rentals charged to
  income (a)                    643     2,848     2,933     3,007     3,156      3,314
  Interest expense           14,822    15,369    15,928    17,058    14,966     15,852
                             ------    ------    ------    ------    ------     ------
  Earnings as defined       $26,311   $32,074   $22,025   $38,143   $38,959    $35,652
                             ======    ======    ======    ======    ======     ======

Interest expense             14,822    15,058    15,644    16,859    14,844     15,565
Capitalized interest            ---       311       284       199       122         87
Interest element of
   rentals charged
   to income (a)                643     2,848     2,933     3,007     3,156      3,314
                             ------    ------    ------    ------    ------     ------
     Fixed charges
     as defined             $15,465   $18,217   $18,861   $20,065   $18,122    $18,966
                             ======    ======    ======    ======    ======     ======

CONSOLIDATED RATIO OF
EARNINGS TO FIXED CHARGES      1.70      1.76      1.17      1.90      2.15      1.88
                               ----      ----      ----      ----      ----      ----





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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
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